Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Proxy Statement / Prospectus of Saba Software, Inc. for the registration of 10,720,546 shares of its common stock and to the incorporation by reference therein of our report dated August 24, 2005, with respect to the consolidated financial statements of Saba Software, Inc. included in its Annual Report (Form 10-K) for the year ended May 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

November 11, 2005